Exhibit 10.75

Annual Base Salaries of Named Executive Officers

On February 20, 2007, the Compensation Committee approved the 2007 annual base salaries of Messrs. Staff, Jacobs, Landrum, Jines and Langdon, each of whom is a named executive officer.

	2006 Base Salary	2007 Base Salary
	(effective	(effective
Named Executive Officer	April 1, 2006)	April 1, 2007)
Joel V. Staff Chairman and Chief Executive Officer	$1,050,000	$1,050,000
Mark M. Jacobs Executive Vice President and Chief Financial Officer	629,000	629,000
Brian Landrum Executive Vice President, Operations	565,000	625,000
Michael L. Jines Senior Vice President, General Counsel and Corporate Secretary	386,000	401,000
Jerry J. Langdon Executive Vice President, Public and Regulatory Affairs and Corporate Compliance Officer	338,400	348,000